Exhibit 99.4

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), to be named as a director of TPG Pace Holdings Corp. (the “Registrant”) upon consummation of the business combination described in the registration statement on Form S-4 filed by the Registrant with the Securities and Exchange Commission (Registration No. 333-233637) for the registration under the Securities Act of securities issuable in connection with the business combination involving Accel Entertainment, Inc. and the Registrant. The undersigned also consents to the filing of this consent as an exhibit to such registration statement and any amendments thereto.

/s/ Gordon Rubenstein
Gordon Rubenstein

October 7, 2019